                    News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS
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Declares Dividend of $0.05 per Share

BIRMINGHAM, AL (May 20, 2010) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week first quarter ended May 1, 2010.  Net income for the first quarter decreased to $2.0 million, or $0.13 per diluted share, compared with net income of $2.1 million, or $0.13 per diluted share, in the prior-year first quarter.  Net sales for the 2011 13-week period decreased 1.0% to $117.0 million compared to sales of $118.2 million in the year-earlier period.  Comparable store sales for the 2011 first quarter decreased 3.6% when compared with the 13-week period for the prior-year first quarter.  The results for the prior year first quarter included an expense reduction of $470,000, net of tax (or $0.03 per diluted share), for forfeitures of stock grants and other compensation for an employee who resigned during that quarter.  No such expense reduction is included in the 13-week first quarter ended May 1, 2010.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, "While we continued to face a challenging sales environment during the period, I'm pleased that our ongoing discipline in cost control and inventory management delivered solid financial results.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share.  The quarterly dividend will be paid on June 17, 2010, to stockholders of record at the close of business on June 3, 2010.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 227 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended
	May 1, 2010	May 2, 2009
NET SALES	$116,968	$118,169
Cost of sales (including warehouse, distribution and store occupancy costs)	81,794	82,892
GROSS PROFIT	35,174	35,277
Operating, selling and administrative expenses	28,255	28,168
Depreciation and amortization	3,563	3,583
OPERATING INCOME	3,356	3,526
Interest expense, net	122	177
INCOME BEFORE INCOME TAXES	3,234	3,349
Income tax provision	1,230	1,291
NET INCOME	$2,004	$2,058

NET INCOME PER COMMON SHARE:
Basic: Net income	$0.13	$0.13
Weighted average shares outstanding	15,761	15,793
Diluted: Net income	$0.13	$0.13
Weighted average shares outstanding	15,769	15,796

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.